Exhibit 10.1

AMENDMENT NO. 9

TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 9 (this “Amendment”) is entered into as of December 10, 2015, by and among HUTCHINSON TECHNOLOGY INCORPORATED, a corporation organized under the laws of the State of Minnesota (“HTI”) (HTI and each other Person who becomes a Borrower under the Loan Agreement referred to below, each a “Borrower,” and collectively “Borrowers”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and PNC Bank, National Association as agent for Lenders (in such capacity, “Agent”).

BACKGROUND

Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of September 16, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders agree to certain amendments to the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, Section 6.5 of the Loan Agreement is hereby amended in its entirety to provide as follows:

6.5. Financial Covenants.

(a) Minimum EBITDA. Cause EBITDA to be not less than the amount set forth below for the corresponding period set forth below:

Period	EBITDA
For the four fiscal quarters ending on or about December 31, 2015	$12,000,000
For the four fiscal quarters ending on or about March 31, 2016	$11,000,000
For the four fiscal quarters ending on or about June 30, 2016	$13,000,000
For the four fiscal quarters ending on or about September 30, 2016	$14,000,000

(b) Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio as of the end of each period set forth below of not less than the corresponding Fixed Charge Coverage Ratio for such period set forth below:

Period	Fixed Charge Coverage Ratio
For the fiscal quarter ending on or about December 31, 2016	1.05 : 1.00
For the two fiscal quarters ending on or about March 31, 2017	1.05 : 1.00
For the three fiscal quarters ending on or about June 30, 2017	1.05 : 1.00
For the four fiscal quarters ending on or about September 30, 2017 and for each four fiscal quarter period ending on the last day of each fiscal quarter thereafter	1.05 : 1.00

(c) Minimum Cash, Cash Equivalents and Short-Term Investments. Cause the aggregate book value of all cash, cash equivalents and short-term investments of the Borrowers and their Subsidiaries as of the end of each fiscal quarter of HTI (commencing with the fiscal quarter ending on or about December 31, 2015), determined on a consolidated basis in accordance with GAAP, less the aggregate amount of all Revolving Advances outstanding as of the end of such fiscal quarter, to be not less than $25,000,000, provided, however, that not less than $15,000,000 of such amount of cash, cash equivalents and short-term investments shall be held in deposit accounts and/or investment accounts maintained with the Agent.

3. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent. Agent shall have received:

(a) a copy of this Amendment executed by Borrowers, Agent and Lenders; and

(b) an amendment fee of $50,000 which shall be charged by Agent to Borrowers’ Account.

4. [Reserved.]

5. Representations and Warranties. Each Borrower hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms (except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or general principles of equity).

(b) Upon the effectiveness of this Amendment, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) The execution, delivery and performance of this Amendment and all other documents in connection therewith has been duly authorized by all necessary corporate action on the part of the Borrowers, and do not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d) Upon the effectiveness of this Amendment, no Event of Default or Default has occurred and is continuing.

(e) No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement.

6. Representation by Agent. Agent hereby represents that, as of the date hereof, PNC Bank, National Association is the only Lender party to the Loan Agreement.

7. Effect on the Loan Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) Except as otherwise expressly contemplated hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right,

power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

(d) This Amendment shall be an Other Document for all purposes under the Loan Agreement.

8. Release. The Borrowers hereby acknowledge and agree that: (a) to their knowledge neither they nor any of their Subsidiaries have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement or the Other Documents and (b) to their knowledge Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrowers (for themselves and their respective Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) do hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of the Borrowers, or the making of any advance thereunder, or the management of such advance or the Collateral.

9. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

10. Costs and Expenses. Borrowers hereby agree to pay the Agent, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Agent in connection with this Amendment and any instruments or documents contemplated hereunder.

11. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12. Counterparts; Electronic Transmission. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or other electronic transmission (including transmission of a PDF file) shall be deemed to be an original signature hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name:	David P. Radloff
Title:	Vice President and
Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Victor Alarcon
Name:	Victor Alarcon
Title:	Senior Vice President

Signature Page to Amendment No. 9 to Revolving Credit and Security Agreement